GLOBAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS GLOBAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made as of November 9, 2020 (the “Effective Date”) by and between Raw Pharma, LLC, a Utah limited liability company and Jesse McMullin (together and further defined below as “Raw Pharma”), on the one hand, and Rocky Mountain High Brands, Inc., a Nevada corporation, and Rocky Mountain Productions, Inc., a Nevada corporation (together “Rocky Mountain”), on the other hand. Raw Pharma and Rocky Mountain are collectively referred to herein as the “Parties” and singularly as “Party.” Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

RECITALS

WHEREAS, Raw Pharma, LLC and Rocky Mountain Productions, Inc. entered into an Asset Purchase Agreement, dated as of April 30, 2020 (the “Asset Purchase Agreement”);

WHEREAS, pursuant to the Asset Purchase Agreement, Raw Pharma, LLC agreed to sell and convey, and Rocky Mountain Productions, Inc. agreed to purchase, certain Acquired Assets (as defined in the Asset Purchase Agreement) as of April 30, 2020;

WHEREAS, the Asset Purchase Agreement provided for Raw Pharma to assign its sublease agreement to Rocky Mountain but unfortunately, and through no fault of either Party, the landlord has not only refused to consent to such assignment but has threatened to evict Rocky Mountain from the leased premises, and that uncertainty, together with other issues relating with and to the Asset Purchase Agreement, has resulted in the Parties having to renegotiate the Asset Purchase Agreement, the terms of which are set forth herein;

WHEREAS, Rocky Mountain has engaged a leasing broker and is actively seeking out new production facilities, although Rocky Mountain continues to reach out to the landlord to potentially remain in the leased premises in some capacity, at this time, and even if the landlord allows Rocky Mountain to remain in the leased premises, the landlord is currently opposed to Rocky Mountain using the leased premises for the production or distribution of any drinks or products containing hemp or CBD, which substantially impacts Rocky Mountain and the Asset Purchase Agreement and there are no assurances that Rocky Mountain can give to Raw Pharma that it can or will remain in the leased premises or a portion thereof in any capacity;

WHEREAS, the Parties allege to have mutual claims against the other arising from or related to the Asset Purchase Agreement;

WHEREAS, the Parties now desire to avoid the substantial expense and cost of a formal legal proceeding over their respective rights and obligations under the Asset Purchase Agreement and desire to fully settle and forever release all claims they may have against each other and to amend the Asset Purchase Agreement to reflect the current situation of the Parties; and

WHEREAS, the Parties desire to document the respective terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the mutual obligations described herein, for the benefit of Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

1.	Definitions

1.1       “Raw Pharma” shall mean Raw Pharma, LLC and its predecessors, successors, assigns, and past, present and future parent corporations, subsidiaries, affiliates, holding companies, divisions, unincorporated business units, joint venturers, partners, insurers, officers, directors, shareholders, managers, employees, agents, servants, representatives, officials, attorneys, associates, and trustees, members, parents, principals, owners, guarantors, and successors of any of them, and all others claiming by, through, or under them.

1.2       “Rush” shall mean Rhino Rush 3GS, LLC and its predecessors, successors, assigns, and past, present and future parent corporations, subsidiaries, affiliates, holding companies, divisions, unincorporated business units, joint venturers, partners, insurers, officers, directors, shareholders, managers, employees, agents, servants, representatives, officials, attorneys, associates, and trustees, members, parents, principals, owners, guarantors, and successors of any of them, and all others claiming by, through, or under them

1.3       “RMHB” shall mean Rocky Mountain High Brands, Inc. and its predecessors, successors, assigns, and past, present and future parent corporations, subsidiaries, affiliates, holding companies, divisions, unincorporated business units, joint venturers, partners, insurers, officers, directors, shareholders, managers, employees, agents, servants, representatives, officials, attorneys, associates, and trustees, members, parents, principals, owners, guarantors, and successors of any of them, and all others claiming by, through, or under them.

1.4       “RMP Inc.” shall mean Rocky Mountain Productions, Inc. and its predecessors, successors, assigns, and past, present and future parent corporations, subsidiaries, affiliates, holding companies, divisions, unincorporated business units, joint venturers, partners, insurers, officers, directors, shareholders, managers, employees, agents, servants, representatives, officials, attorneys, associates, and trustees, members, parents, principals, owners, guarantors, and successors of any of them, and all others claiming by, through, or under them.

1.5       “Raw Pharma Related Persons” shall mean Raw Pharma and its predecessors, successors, assigns and past, present and future parent corporations, subsidiaries, affiliates, holding companies, divisions, unincorporated business units, joint venturers, partners, insurers, officers, directors, shareholders, managers, employees, agents, servants, representatives, officials, attorneys, associates, and trustees, members, parents, principals, owners, guarantors, and successors of any of them, and all others claiming by, through, or under them.

1.6       “Rocky Mountain Related Persons” shall mean Rocky Mountain and its predecessors, successors, assigns and past, present and future parent corporations, subsidiaries, affiliates, holding companies, divisions, unincorporated business units, joint venturers, partners, insurers, officers, directors, shareholders, managers, employees, agents, servants, representatives, officials, attorneys, associates, and trustees, members, parents, principals, owners, guarantors, and successors of any of them, and all others claiming by, through, or under them.

1.7       “Parties” shall mean Raw Pharma, Raw Pharma Related Persons, Rocky Mountain, and Rocky Mountain Related Persons.

1.8       “Agreement” shall mean this Global Settlement Agreement and Mutual Release between Rocky Mountain and Raw Pharma.

1.9       “Claims” shall mean claims, counterclaims, demands, actions, causes of action, debts, liabilities, damages, costs, fees, expenses, rights, duties, obligations, liens, petitions, suits, losses, controversies, executions, offsets, and sums, of any kind or nature, whether direct or indirect, liquidated or unliquidated, contingent or actual, in law or equity, known or unknown, suspected or unsuspected, or of whatever type or nature, that have been asserted, or could have been asserted by either party against the other party, including but not limited to those claims that Raw Pharma or Raw Pharma Related Persons asserted, or could have asserted, against Rocky Mountain or Rocky Mountain Related Persons and those claims that Rocky Mountain

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or Rocky Mountain Related Persons asserted, or could have asserted, against Raw Pharma or Raw Pharma Related Persons: (a) related in any way to the business relationship between the Parties, at any time up to and including the Effective Date of this Agreement, including without limitation, the Asset Purchase Agreement and any alleged act or omission by or on behalf of the Parties; and (b) arising from any action, inaction, or any other matter involving or pertaining to Rocky Mountain and Rocky Mountain Related Persons and/or Raw Pharma or Raw Pharma Related Persons that took place at any time up to and including the Effective Date.

1.10       “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Rocky Mountain to Raw Pharma of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement, including without limitation the Settlement Amount, all principal, interest, fees, and all charges, expenses, attorneys’ fees and accountants’ fees chargeable to Rocky Mountain or payable by Rocky Mountain thereunder and including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Rocky Mountain (or would accrue but for the operation of applicable bankruptcy or insolvency law), whether or not such interest is allowed or allowable as a claim in any such proceeding.

1.11       “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

1.12       “Chase Bank Loans” or “Raw Pharma Loans” means the following loans with JPMorgan Chase Bank, NA:

Account Number	Customer Name	Confirmation Number	Remaining Balance (as of 10/2020)
451933864005	RAW PHARMA, LLC	334553209060002	$289,851.91
451933864006	RAW PHARMA, LLC	584556150150004	$489,392.26
451933864007	RAW PHARMA, LLC	584556150150005	$70,665.55
451933864008	RAW PHARMA, LLC	584556150150002	$104,605.07
		TOTAL	$954,514.79

2.	Settlement Amount and Mutual Release

2.1        Settlement Terms. Rocky Mountain agrees to strictly perform the following obligations (the “Settlement Amount”) as consideration for the Release (described below) and other obligations of Raw Pharma, and the section titled “Purchase and Sale” in the Asset Purchase Agreement is acknowledged, amended, and supplemented hereunder as follows:

2.1.1       It is acknowledged that Raw Pharma has conveyed the Acquired Assets as defined in Section 1.2 of the Asset Purchase Agreement and Rocky Mountain has paid Raw Pharma not less than $255,000.00 and issued 27,000,000 shares of Rule 144 stock, which represents $500,000.00 of the purchase price as of the date of issuance, in partial consideration for the Acquired Assets. The Parties acknowledge and agree that Raw Pharma intends to transfer all such shares to James Bearss and/or Diane Bearss to partially satisfy a debt that is owed to the Bearss by Raw Pharma and Rocky Mountain shall not take any action, directly or indirectly, to interfere or impede such intended transfer. Rocky Mountain agrees to digitize the stock within five (5) days of the execution of this Agreement.

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2.1.2       As further consideration for the Acquired Assets, immediately upon the execution of this Agreement by Raw Pharma, Rocky Mountain shall endeavor to make all reasonable and diligent efforts to pay off, take responsibility for, and/or refinance all of the Chase Bank Loans (defined above) with the goal of refinancing the Chase Bank Loans on or before May 15, 2021 (the “Chase Bank Loans Payoff”) and, until such date as the Chase Bank Loans Payoff is achieved, beginning with the monthly payment due for November 2020; provided, however, with regard to the November payment only, Raw Pharma shall pay $8,000.00 to Chase Bank toward that payment. Thereafter, Rocky Mountain shall make the monthly payments for the Chase Bank Loans directly to Chase Bank and Raw Pharma shall have no further responsibility to make payments on the Chase Bank Loans. Raw Pharma makes no representation or warranty as to the actual amount of the Chase Bank Loans at the time of refinancing, but as of October 2020, Raw Pharma represents that the Chase Bank Loans remaining balance is $954,514.79, and Raw Pharma represents and warrants that, to the best of its knowledge, it is not currently in default of the Chase Bank Loans and Rocky Mountain agrees to refinance the entirety of the Chase Bank Loans so that Raw Pharma’s debt is extinguished and Jesse McMullin is no longer a guarantor on the Chase Bank Loans.

2.1.3       As further consideration for the Acquired Assets, Rocky Mountain shall pay Raw Pharma $100,000, with monthly payments of $15,000.00, commencing June 1, 2021 until paid off, with the understanding that Rocky Mountain shall make all reasonable and diligent efforts to pay the $100,000.00 earlier.

2.1.4       As further consideration for the Acquired Assets, by no later than November 13, 2020, Rocky Mountain shall issue 4,700,000 shares of Rule 144 stock to individual or entity selected by Raw Pharma which has a value as of October 29, 2020 of $170,000.00. The Parties acknowledge and agree that Raw Pharma intends to transfer all such shares to James Bearss and/or Diane Bearss to partially satisfy a debt that is owed to the Bearss by Raw Pharma and Rocky Mountain shall not take any action, directly or indirectly, to interfere or impede such intended transfer. Rocky Mountain agrees to digitize the stock within five (5) days of issuance.

2.1.5       Unless specifically stated in this Agreement, nothing in this Agreement shall be construed to require Raw Pharma to deliver or convey any of the assets otherwise excluded from the Asset Purchase Agreement. Rocky Mountain acknowledges that it has received any equipment asset which Raw Pharma has, and that no other equipment will be expected from Raw Pharma. Furthermore, to avoid any confusion, Raw Pharma represents that all industrial shelving in Suite 200 of the premises has been conveyed to Rocky Mountain.

2.1.6       Raw Pharma shall cooperate with Rocky Mountain High Brands, Inc. in connection with all requests, documentary or otherwise, that are reasonably and lawfully required by the company to complete all audits necessary to satisfy the company’s auditors or the SEC. Any expenses for providing such documentation will be paid directly by Rocky Mountain, including applicable accounting fees incurred by Rocky Mountain with the understanding that Raw Pharma’s accountants will provide an estimate of the fees to be incurred. Rocky Mountain agrees to use such documentation solely for the purpose of complying with lawfully required and necessary audit and/or SEC regulations. Rocky Mountain warrants and represents that it is not currently aware and has no actual knowledge of any current SEC violations.

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2.1.7       Rocky Mountain disclaims any and all interests, rights, or ownership in the security deposit in the amount of $15,232.71 that Raw Pharma provided the sublandlord for purposes of its Sublease Agreement with Bershtel Enterprises, LLC dba WePackItAll, dated October 31, 2018. The Parties acknowledge and agree that the Raw Pharma’s sublease was terminated effective October 31, 2020 and that Raw Pharma has no further obligations with respect to the leased space. Whether Rocky Mountain continues to occupy the leased space or moves out, any claims or damages relating to the leased space shall be the sole responsibility of Rocky Mountain.

2.2       Deletion of Article VIIII [sic]“Pricing for Rhino rush 3GS, LLC or Rush Beverage”. Article VIIII [sic] is deleted in its entirety. Raw Pharma/Rush shall completely vacate the Leased Premises, including but not limited to vacating the office Raw Pharma/Rush is occupying, and removing all inventory, assets owned by Raw Pharma/ Rush, and components such as ingredients, except for the Rush can bodies, which Rocky Mountain shall keep or dispose of as Rocky Mountain deems fit.

2.3       Mutual Release. Now, therefore, in consideration of the above-described Settlement Amount to Raw Pharma, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed:

2.3.1       Raw Pharma, for themselves and all Raw Pharma Related Persons claiming by, through, or under them, and except for those arising out of an obligation under this Agreement or a breach hereof, fully and finally releases, acquits, and forever discharges Rocky Mountain and Rocky Mountain Related Parties of and from any and all disputes, claims, cross-actions, third-party actions, demands, claims for indemnity, claims for attorneys’ fees or defense, and causes of action of any kind whatsoever, whether known or unknown, whether held by assignment or otherwise, that Raw Pharma has or had against Rocky Mountain, in any way arising out of or related to the Claims arising before the execution of this Agreement; and

2.3.2       Rocky Mountain, for themselves and all Rocky Mountain Related Persons claiming by, through, or under them, and except for those arising out of an obligation under this Agreement or a breach hereof, fully and finally releases, acquits, and forever discharges Raw Pharma and Raw Pharma Related Parties of and from any and all disputes, claims, cross-actions, third-party actions, demands, claims for indemnity, third-party responsibility designations, claims for attorneys’ fees or defense, and causes of action of any kind whatsoever, whether known or unknown, whether held by assignment or otherwise, that Rocky Mountain has or had against Raw Pharma, in any way arising out of or related to the Claims arising before the execution of this Agreement.

2.3.3       Indemnity. Rocky Mountain agrees to defend, indemnify and hold harmless Jesse McMullin (“McMullin”), and only McMullin, from and against, but not limited to, any and all disputes, claims, cross-actions, third-party actions, demands, claims for attorneys’ fees, defense, cause of action, complaints, and petitions of any kind whatsoever in connection with all production runs by Raw Pharma for purchase orders of Rocky Mountain (herein “Actions”) brought against McMullin for a period of two (2) years after April 30, 2020 by any third party. No cost or expense of any defense to an Action, including any legal fees, shall be borne directly or indirectly by McMullin.

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3.	Representations and Warranties

3.1       Representations and Warranties of Rocky Mountain. In connection with the transactions provided for herein, Rocky Mountain hereby represents and warrants to Raw Pharma that as of the date hereof:

3.1.1       Organization, Good Standing and Qualification. Rocky Mountain is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now conducted. Rocky Mountain is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

3.1.2       Authorization. All corporate action has been taken on the part of Rocky Mountain, its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, Rocky Mountain has taken all corporate action required to make all of the obligations of Rocky Mountain reflected in the provisions of this Agreement the valid and enforceable obligations they purport to be.

3.1.3       Ownership of Claims. Rocky Mountain warrants and represents that it is the sole and absolute legal and equitable owner of the Claims covered by this Agreement and the release in Section 2; that Rocky Mountain’s Claims have not been assigned, transferred, or disposed of in fact, by operation of law, or in any matter whatsoever; and that Rocky Mountain has the full right and power to execute and deliver the release in Section 2 and the other agreements contained herein.

3.1.4       No Knowledge Third-Party Claims. Rocky Mountain is aware that there are potential claims against Raw Pharma in connection with the production run by Raw Pharma. Rocky Mountain has been advised that the customer prefers that the cans be replaced and move forward. Rocky Mountain has agreed to take care of the can issue and at this point, Rocky Mountain has no actual knowledge that the customer intends to sue Raw Pharma but makes no representation or warranty that it will not. Rocky Mountain is also aware that GL Brands, otherwise known as Green Lotus, has potential claims against Raw Pharma in connection with the production run by Raw Pharma. At this point, Rocky Mountain does not have actual knowledge and is not aware that Green Lotus intends to file suit but makes no representation or warranty that it will not. Other than the claims mentioned above, Rocky Mountain warrants and represents that, to the best of its knowledge, it is unaware of any claims by any third parties against Raw Pharma.

3.2       Representations and Warranties of Raw Pharma. In connection with the transactions provided for herein, each Raw Pharma hereby represents and warrants to Rocky Mountain that, as of the date such Raw Pharma executes this Agreement:

3.2.1 Organization, Good Standing and Qualification. Raw Pharma is a limited liability company duly organized in the State of Utah, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now conducted. Raw Pharma is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

3.2.2       Authorization. This Agreement constitutes Raw Pharma’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Raw Pharma represents that Raw Pharma has full power and authority to enter into this Agreement.

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3.2.3       Ownership of Claims. Raw Pharma warrants and represents that it is the sole and absolute legal and equitable owner of the Claims covered by this Agreement and the release in Section 2; that Raw Pharma’s Claims have not been assigned, transferred, or disposed of in fact, by operation of law, or in any matter whatsoever; and that Raw Pharma has the full right and power to execute and deliver the release in Section 2 and the other agreements contained herein.

3.2.4       No Knowledge of Third-Party Claims. Raw Pharma warrants and represents that, to the best of its knowledge, it is unaware of any claims by any third parties against Rocky Mountain.

4.	Defaults and Remedies.

4.1       Events of Default. The following events shall be considered Events of Default with respect to the Agreement:

4.1.1       Rocky Mountain shall fail to observe or perform any obligation to be observed or performed by it under this Agreement within ten (10) days after written notice from Raw Pharma to perform or observe the obligation, provided that Rocky Mountain shall have five (5) days after written notice of default to pay the monthly payment relating to the Chase Bank Loan, provided that so long as Rocky Mountain is making payments on the Chase Bank Loan, it is not in default if it is unable to refinance the Chase Bank Loan by May 15, 2021;

4.1.2       Raw Pharma shall fail to observe or perform any obligation to be observed or performed by it under this Agreement within ten (10) days after written notice from Rocky Mountain to perform or observe the obligation;

4.1.3       Rocky Mountain shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against Rocky Mountain in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Rocky Mountain, or of all or any substantial part of the properties of Rocky Mountain, or Rocky Mountain or its respective directors or majority shareholders shall take any action looking to the dissolution or liquidation of Rocky Mountain; or

4.1.4       Within sixty (60) days after the commencement of any proceeding against Rocky Mountain seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within sixty (60) days after the appointment without the consent or acquiescence of Rocky Mountain of any trustee, receiver or liquidator of Rocky Mountain or of all or any substantial part of the properties of Rocky Mountain, such appointment shall not have been vacated.

4.2       Remedies. Upon the occurrence of an Event of Default under Section 4.1 hereof, Rocky Mountain and/or Raw Pharma may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under applicable law or this Agreement.

4.3       Remedies for Default relating to Chase Bank Loans Payoff Obligation. The Parties expressly acknowledge and agree that JPMorgan Chase Bank, NA (“Chase Bank”) has legally valid, enforceable, and subsisting security interests in the Acquired Assets by virtue of, among other things, the UCC Financing Statements filed in connection therewith, which were filed for the purposes of securing the Chase Bank Loans for Raw Pharma. The Chase Bank Loans are currently guaranteed by Jesse McMullin and Paul Dawson and shall be until the Chase Bank Loans Payoff is achieved. If, upon written notice and failure to cure, Rocky Mountain defaults on its Obligations relating to Chase Bank Loans Payoff, Rocky Mountain acknowledges that

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Chase Bank may exercise all of its rights and remedies under the loan documents evidencing the Chase Bank Loans in order to mitigate Chase Bank’s damages, if any, against Raw Pharma and/its guarantors and Rocky Mountain preserves any defenses it may otherwise have including that the Chase Bank Loans are not in default. The Parties agree that Chase Bank is a third-party beneficiary to this Agreement and has first-priority rights to and liens on the Acquired Assets so long as the Chase Bank Loans remain outstanding.

5.       Miscellaneous.

5.1       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that Rocky Mountain may not assign its obligations under this Agreement without the written consent of Raw Pharma. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2       Governing Law. This Agreement and the Promissory Note shall be governed by and construed under the laws of the State of Texas as applied to agreements and to be enforced within the state district courts of County of Collin, in the State of Texas.

5.3       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5       Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.5):

If to Raw Pharma:     Raw Pharma LLC

c/o Jesse McMullin

jesse@rhinorush.com

With a copy to    Nathanial L. Martinez, Esq.

Palter Sims Martinez, PLLC

8115 Preston Rd. Ste. 600

Dallas, TX 75225

nmartinez@palterlaw.com

If to Rocky Mountain:     Rocky Mountain Productions, Inc.

c/o David Seeberger

9101 Lyndon B Johnson Fwy

Dallas, TX 75243

david@rockymountainhighbrands.com

With a copy to    William L. Siegel

Cowles & Thompson, P.C.

901 Main Street, Suite 3900

Dallas, Texas 75202

bsiegel@cowlesthompson.com

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5.6       Attorney’s Fees; Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.7       Entire Agreement; Amendments and Waivers. This Agreement, the Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement shall not be amended, and no provision may be waived, except upon written consent of Rocky Mountain and Raw Pharma. Rocky Mountain acknowledges that an oral amendment of this Agreement (or oral waiver of any provision of this Agreement) shall not be binding upon Raw Pharma.

5.8       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

5.9       Further Assurances. From time to time, Rocky Mountain shall execute and deliver to Raw Pharma such additional documents and shall provide such additional information to Raw Pharma as Raw Pharma may reasonably require to carry out the terms of this Agreement and the Agreement and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of Rocky Mountain.

5.10       No Admission of Liability. The Parties agree that this Agreement, its terms and/or the Parties’ negotiations of it shall not constitute or be construed as an admission by either Party of the truth of any of the allegations made or of any liability, fault, or wrongdoing of any kind whatsoever. This Agreement or any of its terms shall not be offered as or received into evidence in any pending or future civil, criminal, or administrative proceeding or action against any Party hereto in any court, administrative agency, or other tribunal, for any purpose whatsoever, except as may be necessary to enforce or to effectuate the terms of this Agreement.

5.11       Non-Reliance. The only representations of law or fact on which each such Party has relied are expressly set forth in the Agreement, each party disclaims any reliance in executing the Agreement on any representations not contained herein, and no other representations or inducements by the other Parties, the other Parties’ attorney, agent, or representative have caused it to execute the Agreement; and

5.12       Legal Counsel. The Parties had the opportunity to and each did seek and rely upon the advice of their own independent counsel in the negotiation and execution of this Agreement; and

5.13       Judgment. The Parties are relying exclusively on their own judgment in executing this Agreement and the Parties have not relied upon any representation by any other party in executing this Agreement; and

5.14       Taxes. No tax advice has been offered or given by any party in the course of these negotiations, and the Parties are relying upon the advice of their own tax consultant with regard to any tax consequences that may arise as a result of the execution of this Agreement; and

5.15       Undiscovered Facts. The Parties may subsequently discover facts different from or in addition to those now known or believed to be true regarding the subject matter of this Agreement, and agree that this Agreement shall remain in full force and effect notwithstanding the existence or discovery of any such different or additional facts; and

5.16       Drafting. The Parties mutually drafted this Agreement and it is the product of arms-length negotiations, and, therefore, this Agreement shall not be construed more strictly against any party (the Parties expressly waive any rule of contract construction that relates to the identity of the person(s) who drafted this Agreement or to the effect that any ambiguity would be construed against the drafting party).

5.17       Mediation. Any controversy or claim arising out of or relating to this Agreement or the breach, termination, validity, or enforceability hereof shall be first addressed by Mediation under Texas law before seeking relief in court. The Parties agree to equally split the mediator fee, if any, and will be responsible for their own respective attorneys’ fees in preparing for and participating in mediation.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Global Settlement Agreement and Mutual Release as of the Effective Date.

Rocky Mountain Productions, Inc.	Raw Pharma, LLC

By: /s/ Charles Smith	By: /s/ Jesse McMullin
Its: President	Its: Member

Rocky Mountain High Brands, Inc.

By: David Seeberger	/s/ Jesse McMullin
Its: CEO	Jesse McMullin

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